Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-178960

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Trigger Phoenix Autocallable Optimization Securities linked to the least performing index between the EURO STOXX 50® Index and the S&P 500® Index due June 29, 2018	$4,416,500.00	$602.41

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement (To Prospectus dated January 11, 2012 And Product Supplement Dated January 23, 2013)

UBS AG $4,416,500 Trigger Phoenix Autocallable Optimization Securities

Linked to the least performing index between the EURO STOXX 50® Index and the S&P 500® Index due June 29, 2018

Investment Description

UBS AG Trigger Phoenix Autocallable Optimization Securities (the “Securities”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “Issuer”) linked to the least performing index between the EURO STOXX 50® Index and the S&P 500® Index (each an “underlying index” and together the “underlying indices”). UBS will pay a quarterly contingent coupon payment if the closing levels of all the underlying indices on the applicable observation date are equal to or greater than their respective coupon barriers. Otherwise, no coupon will be paid for the quarter. UBS will automatically call the Securities early if the closing levels of all the underlying indices on any observation date (quarterly, beginning after one year) are equal to or greater than their respective initial levels. If the Securities are called, UBS will pay you the principal amount of your Securities plus the contingent coupon for that quarter and no further amounts will be owed to you under the Securities. If the Securities are not called prior to maturity and a trigger event does not occur, UBS will pay you a cash payment at maturity equal to the principal amount of your Securities plus the contingent coupon for the final quarter. If a trigger event occurs, UBS will pay you less than the full principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative return of the underlying index with the largest percentage decrease between its initial level and final level (the “least performing underlying index”) over the term of the Securities and you may lose up to 100% of your initial investment. A trigger event is deemed to have occurred if the closing level of any one of the underlying indices is below its respective trigger level on the trigger observation date, which is the final valuation date. Investing in the Securities involves significant risks. You will lose some or all of your principal amount if the Securities are not called and a trigger event occurs. The Securities will not pay a contingent coupon if the level of any underlying index is below its respective coupon barrier on an observation date. The Securities will not be subject to an automatic call after 1 year if the level of any one underlying index is below its respective initial level on an observation date. The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the issuer. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑

Contingent Coupon — UBS will pay a quarterly contingent coupon payment if the closing levels of all the underlying indices on the applicable observation date are equal to or greater than their respective coupon barriers. Otherwise, no coupon will be paid for the quarter.

❑

Automatically Callable — UBS will automatically call the Securities and pay you the principal amount of your Securities plus the contingent coupon otherwise due for that quarter if the closing levels of all the underlying indices on any observation date (quarterly, beginning after one year) are equal to or greater than their respective initial levels. If the Securities are not called, investors will have the potential for downside market risk at maturity.

❑

Contingent Repayment of Principal Amount at Maturity — If by maturity the Securities have not been called and a trigger event has not occurred, UBS will repay your principal amount per Security at maturity. If a trigger event occurs, UBS will repay less than the principal amount, if anything, resulting in a loss of principal that is proportionate to the negative underlying return of the least performing underlying index from the trade date to the final valuation date. The contingent repayment of principal only applies if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates

Trade Date*	June 26, 2013
Settlement Date*	June 28, 2013
Observation Dates**	Quarterly (callable after 1 year) (see page 4)
Final Valuation Date**	June 25, 2018
Maturity Date**	June 29, 2018

*	We expect to deliver the Securities against payment on or about the second business day following the trade date. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are generally required to settle in three business days, unless the parties to a trade expressly agree otherwise.
**	Subject to postponement in the event of a market disruption event as described in the Trigger Phoenix Autocallable Optimization Securities product supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE LEAST PERFORMING UNDERLYING INDEX. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-17 OF THE TRIGGER PHOENIX AUTOCALLABLE OPTIMIZATION SECURITIES PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY EFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering

These terms relate to Securities linked to the least performing index between the EURO STOXX 50® Index and the S&P 500® Index. The Securities are offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof.

Underlying Indices	Tickers	Contingent Coupon Rate	Initial Levels	Trigger Levels	Coupon Barriers	CUSIP	ISIN
EURO STOXX 50® Index	SX5E	8.00% per annum	2,602.81	1,665.80, which is 64% of the Initial Level	1,665.80, which is 64% of the Initial Level	90271L130	US90271L1301
S&P 500® Index	SPX		1,603.26	1,026.09, which is 64% of the Initial Level	1,026.09, which is 64% of the Initial Level

The estimated initial value of the Securities as of the trade date is $9.5750 for Securities linked to the least performing index between the EURO STOXX 50® Index and the S&P 500® Index. The estimated initial value of the Securities was determined as of the close of the relevant markets on the date of this pricing supplement by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 7 and 8 of this pricing supplement.

See “Additional Information about UBS and the Securities” on page 2. The Securities will have the terms set forth in the Trigger Phoenix Autocallable Optimization Securities product supplement relating to the Securities, dated January 23, 2013, the accompanying prospectus and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this pricing supplement, or the accompanying product supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities of UBS and are not FDIC insured.

Offering of Securities	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the least performing index between the EURO STOXX 50® Index and the S&P 500® Index	$4,416,500.00	$10.00	$110,412.50	$0.25	$4,306,087.50	$9.75

UBS Financial Services Inc. Pricing Supplement dated June 26, 2013	UBS Investment Bank

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by an index supplement and a product supplement for the Securities) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to the Securities that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Trigger Phoenix Autocallable Optimization Securities Product Supplement dated January 23, 2013:

http://www.sec.gov/Archives/edgar/data/1114446/000119312513020790/d470995d424b2.htm

♦	Index Supplement dated January 24, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512021889/d287369d424b2.htm

♦	Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Trigger Phoenix Autocallable Optimization Securities” or the “Securities” refer to the Securities that are offered hereby. Also, references to the “Trigger Phoenix Autocallable Optimization Securities product supplement” mean the UBS product supplement, dated January 23, 2013, references to the “index supplement” mean the UBS index supplement, dated January 24, 2012 and references to “accompanying prospectus” mean the UBS prospectus, titled “Debt Securities and Warrants,” dated January 11, 2012.

This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 6 and in “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

UBS reserves the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any changes to the terms of the securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as the least performing underlying index.

♦

You believe the closing level of each of the underlying indices will be equal to or greater than their respective coupon barriers on the specified observation dates (including the final valuation date).

♦	You believe a trigger event will not occur, meaning the closing levels of all the underlying indices will be above their respective trigger levels on the final valuation date.

♦

You understand and accept that you will not participate in any appreciation in the levels of the underlying indices and that your potential return is limited to the contingent coupon payments specified in this pricing supplement.

♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the underlying indices.

♦	You are willing to invest in the Securities based on the contingent coupon rate of 8.00% per annum and the coupon barriers and trigger levels of 64.00% of the initial level of the underlying indices.

♦	You do not seek guaranteed current income from your investment and are willing to forgo any dividends paid on the stocks included in the underlying indices.

♦

You are willing to invest in securities that may be called early and you are otherwise willing to hold such securities to maturity, a term of approximately 5 years, and accept that there may be little or no secondary market for the Securities.

♦	You seek an investment with exposure to companies in the Eurozone.

♦

You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

♦

You understand that the estimated initial value of the Securities determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Securities, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦	You require an investment designed to provide a full return of principal at maturity.

♦

You cannot tolerate a loss of all or a substantial portion of your investment, and you are not willing to make an investment that may have the same downside market risk as the least performing underlying index.

♦

You believe that the level of any one of the underlying indices will decline during the term of the Securities and is likely to close below its coupon barrier on the specified observation dates (including the final valuation date).

♦	You believe a trigger event will occur, meaning the closing level of any one of the underlying indices will be below its respective trigger level on the final valuation date.

♦	You seek an investment that participates in the full appreciation in the level of the underlying indices or that has unlimited return potential.

♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the underlying indices.

♦

You are unwilling to invest in the Securities based on the contingent coupon rate of 8.00% per annum and the coupon barriers and trigger levels of 64.00% of the initial level of the underlying indices.

♦	You seek guaranteed current income from this investment or prefer to receive the dividends paid on the stocks included in the underlying indices.

♦

You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity, a term of approximately 5 years, or you seek an investment for which there will be an active secondary market for the Securities.

♦	You do not seek an investment with exposure to companies in the Eurozone.

♦	You are not willing to assume the credit risk of UBS for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 6 of this pricing supplement for risks related to an investment in the Securities.

Final Terms

Issuer	UBS AG, London Branch
Principal Amount	$10.00 per Security
Term(1)	Approximately 5 years, unless called earlier.
Underlying Indices	The EURO STOXX 50® Index and the S&P 500® Index.
Contingent Coupon

If the closing levels of all the underlying indices are equal to or greater than their respective coupon barriers on any observation date, UBS will pay you the contingent coupon applicable to such observation date (as set forth on page 5).

If the closing level of any one underlying index is less than its respective coupon barrier on any observation date, the contingent coupon applicable to such observation date will not accrue or be payable and UBS will not make any payment to you on the relevant coupon payment date (as set forth on page 5). The contingent coupon will be a fixed amount based upon equal quarterly installments at the contingent coupon rate, which is a per annum rate. The table below sets forth the contingent coupon amount that would be applicable to each observation date on which the closing levels of all of the underlying indices are greater than or equal to their respective coupon barriers. The table below reflects the contingent coupon rate of 8.00% per annum for the Securities linked to the least performing index between the EURO STOXX 50® Index and S&P 500® Index.

Contingent Coupon (per Security) EURO STOXX 50® Index and S&P 500® Index
$0.2000
Contingent coupon payments on the Securities are not guaranteed. UBS will not pay you the contingent coupon for any observation date on which the closing level of any one underlying index is less than its respective coupon barrier.
Trigger Event

A trigger event is deemed to have occurred if the closing level of any one of the underlying indices is below its respective trigger level on the trigger observation date.

In this case, you will be exposed to the decline of the least performing underlying index from the trade date to the final valuation date.

Trigger Observation Date	June 25, 2018, which is the final valuation date. The trigger observation date may be postponed due to a market disruption event as set forth in the Trigger Phoenix Autocallable Optimization Securities product supplement beginning on page PS-33.
Contingent Coupon Rate	The contingent coupon rate is 8.00% per annum for Securities linked to the least performing index between the EURO STOXX 50® Index and S&P 500® Index.
Automatic Call Feature

The Securities will be called automatically if the closing levels of all the underlying indices on any observation date (quarterly, beginning June 26, 2014) are equal to or greater than their respective initial levels.

If the Securities are called on any observation date (quarterly, beginning June 26, 2014), UBS will pay you on the corresponding coupon payment date (which will be the “call settlement date”) a cash payment per Security equal to your principal amount plus the contingent coupon otherwise due on such date pursuant to the contingent coupon feature. No further amounts will be owed to you under the Securities.

The Securities will not be subject to an automatic call if the level of any one underlying index is below its respective initial level on an observation date.

Payment at Maturity (per Security)

If the Securities are not called and a trigger event does not occur, UBS will pay you a cash payment per Security on the maturity date equal to $10.00 plus the contingent coupon otherwise due on the maturity date.

If the Securities are not called and a trigger event occurs, UBS will pay you a cash payment on the maturity date of less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative underlying return of the least performing underlying index, for an amount equal to:

$10.00 + ($10.00 x Underlying Return of the Least

Performing Underlying Index)

You will lose some or all of your principal amount if the Securities are not called and a trigger event occurs.

Least Performing Underlying Index	The underlying index with the largest percentage decrease between its initial level and its final level, as compared to the percentage decreases or increases between the respective initial level and final level of all the underlying indices.
Index Return	Final Level – Initial Level Initial Level
Trigger Level	A percentage of the initial level of each underlying index, as specified on the first page of this pricing supplement.
Coupon Barrier	A percentage of the initial level of each underlying index, as specified on the first page of this pricing supplement.
Initial Level	The closing level of each underlying index on the trade date, as specified on the first page of this pricing supplement.
Final Level	The closing level of each underlying index on the final valuation date, as determined by the calculation agent.
Coupon Payment Dates	Two business days following each observation date, except that the coupon payment date for the final valuation date is the maturity date.

Investment Timeline

Trade date	The initial level of each underlying index is observed, and the trigger level and coupon barrier for each underlying index are determined.

Quarterly (callable after 1 year)

If the closing levels of all of the underlying indices are equal to or greater than their respective coupon barriers on any observation date, UBS will pay you a contingent coupon on the applicable coupon payment date.

The Securities will be called if the closing levels of all the underlying indices on any observation date (quarterly, beginning after one year) are equal to or greater than their respective initial levels. If the Securities are called UBS will pay you a cash payment per Security equal to $10.00 plus the contingent coupon otherwise due on such date.

Maturity date

The final level of each underlying index is observed on the final valuation date.

If the Securities have not been called and a trigger event has not occurred, UBS will repay the principal amount equal to $10.00 per Security plus the contingent coupon otherwise due on the maturity date.

If the Securities have not been called and a trigger event has occurred, UBS will repay less than the principal amount, if anything, resulting in a loss on your initial investment proportionate to the decline of the least performing underlying index, for an amount equal to:

$10.00 + ($10.00 x Underlying Return of the Least

Performing Underlying Index)

per Security

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF UBS. IF UBS WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

The Securities will not pay a contingent coupon if the level of any one underlying index is below its respective coupon barrier on an observation date. The Securities will not be subject to an automatic call if the level of any one underlying index is below its respective initial level on an observation date. If the Securities are not called, you will lose some or all of your investment at maturity if a trigger event occurs.

(1)	Subject to the market disruption event provisions set forth in the Trigger Phoenix Autocallable Optimization Securities product supplement beginning on page PS-33.

Observation Dates(1) and Coupon Payment Dates(2)

Observation Dates	Coupon Payment Dates	Observation Dates	Coupon Payment Dates	Observation Dates	Coupon Payment Dates
September 26, 2013*	September 30, 2013	June 26, 2015	June 30, 2015	March 27, 2017	March 29, 2017
December 26, 2013*	December 30, 2013	September 28, 2015	September 30, 2015	June 26, 2017	June 28, 2017
March 26, 2014*	March 28, 2014	December 28, 2015	December 30, 2015	September 26, 2017	September 28, 2017
June 26, 2014	June 30, 2014	March 28, 2016	March 30, 2016	December 26, 2017	December 28, 2017
September 26, 2014	September 30, 2014	June 27, 2016	June 29, 2016	March 26, 2018	March 28, 2018
December 26, 2014	December 30, 2014	September 26, 2016	September 28, 2016	June 25, 2018	June 29,2018
March 26, 2015	March 30, 2015	December 27, 2016	December 29, 2016

*	The Securities are not callable until the fourth observation date, which is June 26, 2014.

(1)	Subject to the market disruption event provisions set forth in the Trigger Phoenix Autocallable Optimization Securities product supplement beginning on page PS-33.

(2)

If you are able to sell the Securities in the secondary market on the day preceding an observation date, or on an observation date, the purchaser of the Securities shall be deemed to be the record holder on the applicable record date and therefore you will not be entitled to any contingent coupon, if a contingent coupon is paid on the coupon payment date with respect to that observation date. If you are able to sell your Securities in the secondary market on the day following an observation date and before the applicable coupon payment date, you will be the record holder on the record date and therefore you shall be entitled to any contingent coupon, if a contingent coupon is paid on the coupon payment date with respect to that observation date.

Key Risks

An investment in the offering of the Securities involves significant risks. Investing in the Securities is not equivalent to investing in the underlying indices. Some of the risks that apply to the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities in the “Risk Factors” section of the Trigger Phoenix Autocallable Optimization Securities product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦

Risk of loss at maturity — The Securities differ from ordinary debt securities in that UBS will not necessarily repay the full principal amount of the Securities at maturity. If the Securities are not called, UBS will repay you the principal amount of your Securities in cash only if a trigger event does not occur. If the Securities are not called and a trigger event occurs, you will lose some or all of your initial investment in an amount proportionate to the decline in the level of the least performing underlying index.

♦

The contingent repayment of principal applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the levels of all of the underlying indices are above their respective trigger levels.

♦

You may not receive any contingent coupons — UBS will not necessarily make periodic coupon payments on the Securities. If the closing level of any one of the underlying indices on an observation date is less than its respective coupon barrier, UBS will not pay you the contingent coupon applicable to such observation date. If the closing level of any one of the underlying indices is less than its respective coupon barrier on each of the observation dates, UBS will not pay you any contingent coupons during the term of, and you will not receive a positive return on, your Securities. Generally, this non-payment of the contingent coupon coincides with a period of greater risk of principal loss on your Securities.

♦

Your potential return on the Securities is limited and you will not participate in any appreciation of the underlying indices — The return potential of the Securities is limited to the pre-specified contingent coupon rate, regardless of the appreciation of the underlying indices. In addition, the total return on the Securities will vary based on the number of observation dates on which the requirements of the contingent coupon have been met prior to maturity or an automatic call. Further, if the Securities are called due to the automatic call feature, you will not receive any contingent coupons or any other payment in respect of any observation dates after the applicable call settlement date. Since the Securities could be called as early as the fourth observation date, the total return on the Securities could be minimal. If the Securities are not called, you may be subject to the underlying indices’ risk of decline even though you are not able to participate in any appreciation in the level of the underlying indices. As a result, the return on an investment in the Securities could be less than the return on a hypothetical direct investment in any or all of the underlying indices or the stocks constituting the underlying indices.

♦

Higher contingent coupon rates are generally associated with a greater risk of loss — Greater expected volatility with respect to the underlying indices reflects a higher expectation as of the trade date that the level of any underlying index could close below its respective trigger level on the final valuation date of the Securities. This greater expected risk will generally be reflected in a higher contingent coupon rate for that Security. However, while the contingent coupon rate is a fixed amount, the volatilities of the underlying indices can change significantly over the term of the Securities. The levels of the underlying indices for your Securities could fall sharply, which could result in a significant loss of principal.

♦

Reinvestment risk — The Securities will be called automatically if the closing levels of all of the underlying indices are equal to or greater than their respective initial levels on any observation date (quarterly, beginning after one year). In the event that the Securities are called prior to maturity, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Securities at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Securities, you will incur transaction costs and the original issue price for such an investment is likely to include certain built-in costs such as dealer discounts and hedging costs.

♦

You are exposed to the market risk of each underlying index — Your return on the Securities is not linked to a basket consisting of the underlying indices. Rather, it will be contingent upon the performance of each individual underlying index. Unlike an instrument with a return linked to a basket of indices or other underlying assets, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to all of the underlying indices. Poor performance by any one of the underlying indices over the term of the Securities may negatively affect your return and will not be offset or mitigated by a positive performance by any or all of the other underlying indices. For the Securities to be automatically called or to receive any contingent coupon payment or contingent repayment of principal at maturity from UBS, all underlying indices are required to close above their initial levels, coupon barriers and trigger levels, respectively, on the applicable observation date or trigger observation date, as applicable. In addition, if not called prior to maturity, you may incur a loss proportionate to the negative return of the least performing underlying index. Accordingly, your investment is subject to the market risk of each underlying index.

♦

Because the Securities are linked to the performance of more than one underlying index (instead of to the performance of one underlying index), it is more likely that one of the underlying indices will decrease in value below its coupon barrier and its trigger level, increasing the probability that you will not receive the contingent coupons and that you will lose some or all of your initial investment — The risk that you will not receive the contingent coupons and that you will lose some or all of your initial investment in the Securities is greater if you invest in the Securities as opposed to securities that are linked to the performance of a single underlying index if their terms are otherwise substantially similar. With a greater total number of underlying indices, it is more likely that a underlying index will be below its coupon barrier or trigger level and that a trigger event will occur, and therefore it is more likely that you will not receive the contingent coupons and that at maturity you will receive an amount in cash which is worth less than your principal amount. In addition, if the performances of the underlying indices are not correlated to each other, the risk that a trigger event will occur is even greater.

♦

Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including payments in respect of an automatic call, contingent coupon payment or any contingent repayment of principal provided at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment.

♦

Market risk — The return on the Securities is directly linked to the performance of the underlying indices and indirectly linked to the value of the stocks comprising the underlying indices (“index constituent stocks”), and will depend on whether, and the extent to which, the return on the indices is positive or negative. The levels of the underlying indices can rise or fall sharply due to factors specific to the index constituent stocks as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. You may lose some or all of your principal amount if the index return of the least performing underlying index is negative.

♦	Fair value considerations.

♦

The issue price you pay for the Securities exceeds their estimated initial value — The issue price you pay for the Securities exceeds their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs, projected profits and the application of our internal funding rate. As of the close of the relevant markets on the trade date, we have determined the estimated initial value of the Securities by reference to our internal pricing models and the estimated initial value of the Securities is set forth in this pricing supplement. The pricing models used to determine the estimated initial value of the Securities incorporate certain variables, including the level, volatility, prevailing interest rates, the term of the Securities and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Securities to you. Due to these factors, the estimated initial value of the Securities as of the trade date is less than the issue price you pay for the Securities.

♦

The estimated initial value is a theoretical price; the actual price that you may be able to sell your Securities in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Securities at any time will vary based on many factors, including the factors described above and in “— Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Securities determined by reference to our internal pricing models. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

♦

Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Securities as of the trade date — We may determine the economic terms of the Securities, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Securities cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Securities as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Securities.

♦	Limited or no secondary market and secondary market price considerations.

♦

There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and its affiliates may make a market in the Securities, although they are not required to do so and may stop making a market at any time. If you are able to sell your Securities prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

♦

The price at which UBS Securities LLC and its affiliates may offer to buy the Securities in the secondary market (if any) may be greater than UBS’ valuation of the Securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Securities, UBS Securities LLC or its affiliates may offer to buy or sell such Securities at a price that exceeds (i) our valuation of the Securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Market (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Securities. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

♦

Price of Securities prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the level of the underlying indices; the volatility of the underlying indices; the dividend rate paid on the index constituent stocks; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; and the creditworthiness of UBS.

♦

Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Securities in any secondary market.

♦

The index return for the EURO STOXX 50® Index will not be adjusted for changes in exchange rates relative to the U.S. Dollar even though the index constituent stocks are traded in a foreign currency and the Securities are denominated in U.S. Dollars — The value of your Securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the index constituent stocks of the EURO STOXX 50® Index are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Securities, you will not receive any additional payment or incur any reduction in your return, if any, at maturity.

♦

Non-U.S. securities markets risks — The index constituent stocks of the EURO STOXX 50® Index are issued by non-U.S. companies and are traded on various non-U.S. exchanges. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks. Specifically, the index constituent stocks are issued by companies located within the Eurozone. The Eurozone is and has been undergoing severe financial stress, and the political, legal and regulatory ramifications are impossible to predict. Changes within the Eurozone could have a material adverse effect on the performance of the underlying index and, consequently, on the value of the Securities.

♦

No assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the levels of the underlying indices will rise or fall. The closing levels of the underlying indices will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying indices. You should be willing to accept the risks of owning equities in general and the index constituent stocks in particular, and the risk of losing some or all of your initial investment.

♦

Owning the Securities is not the same as owning the index constituent stocks — Owning the Securities is not the same as owning the index constituent stocks. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the index constituent stocks would have.

♦

The underlying indices reflect price return, not total return — The return on your Securities is based on the performance of the underlying indices, which reflect the changes in the market prices of the index constituent stocks. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the index constituent stocks. The return on your Securities will not include such a total return feature or dividend component.

♦

Changes affecting the underlying indices could have an adverse effect on the value of the Securities — The policies of STOXX Limited, the sponsor of EURO STOXX 50® Index and Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., the sponsor of the S&P 500® Index, (together, the “index sponsors”), concerning additions, deletions and substitutions of the index constituent stocks and the manner in which the index sponsor takes account of certain changes affecting those index constituent stocks may adversely affect the levels of the underlying indices. The policies of the index sponsors with respect to the calculation of the underlying indices could also adversely affect the levels of the underlying indices. The index sponsors may discontinue or suspend calculation or dissemination of the underlying indices. Any such actions could have an adverse effect on the value of the Securities.

♦

UBS cannot control actions by the index sponsors and the index sponsors have no obligation to consider your interests — UBS and its affiliates are not affiliated with the index sponsors and have no ability to control or predict their actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlying indices. The index sponsors are not involved in the Securities offering in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of your Securities.

♦

Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying indices and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying indices, may adversely affect the levels of the underlying indices and, therefore, the market value of the Securities.

♦

Potential conflict of interest — UBS and its affiliates may engage in business with the issuer(s) of the securities held by each underlying index, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine whether the contingent coupon is payable to you on any coupon payment date or whether the Securities are subject to an automatic call, or the amount you receive at maturity of the Securities. The calculation agent may postpone any observation date (including the final valuation date) if a market disruption event occurs and is continuing on such date. As UBS determines the economic terms of the Securities, including the contingent coupon rate, trigger level and coupon barrier, and such terms include hedging costs, issuance costs and projected profits, the Securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

♦

Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying indices to which the Securities are linked.

♦

Dealer incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay total underwriting compensation of $0.25 per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities. Given that UBS Securities LLC and its affiliates’ temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Securities in the secondary market.

♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your tax situation.

Hypothetical Examples of How the Securities Might Perform

The examples below illustrate the payment upon a call or at maturity for a $10.00 Security on a hypothetical offering of the Securities, with the following assumptions (amounts may have been rounded for ease of reference):

Principal Amount:	$10.00
Term:	Approximately 5 years
Contingent Coupon Rate:	8.00% per annum (or 2.00% per quarter)
Contingent Coupon:	$0.20 per quarter
Observation Dates:	Quarterly (callable after 1 year)
Trigger Observation Date:	Final Valuation Date
Initial Level:
Underlying Index A:	1603.26
Underlying Index B:	2602.81
Coupon Barrier:
Underlying Index A:	1026.09 (which is 64% of the Initial Level)
Underlying Index B:	1665.80 (which is 64% of the Initial Level)
Trigger Level:
Underlying Index A:	1026.09 (which is 64% of the Initial Level)
Underlying Index B:	1665.80 (which is 64% of the Initial Level)

Example 1 — Securities are called on the Fourth Observation Date

Date	Closing Level	Payment (per Security)
First Observation Date	Underlying Index A: 1605.00 (at or above Initial Level and Coupon Barrier) Underlying Index B: 2605.00 (at or above Initial Level and Coupon Barrier)	$0.20 (Contingent Coupon – Not Callable)
Second Observation Date	Underlying Index A: 1700.00 (at or above Initial Level and Coupon Barrier) Underlying Index B: 2700.00 (at or above Initial Level and Coupon Barrier)	$0.20 (Contingent Coupon – Not Callable)
Third Observation Date	Underlying Index A: 1750.00 (at or above Initial Level and Coupon Barrier) Underlying Index B: 2750.00 (at or above Initial Level and Coupon Barrier)	$0.20 (Contingent Coupon – Not Callable)
Fourth Observation Date	Underlying Index A: 1800.00 (at or above Initial Level and Coupon Barrier) Underlying Index B: 2800.00 (at or above Initial Level and Coupon Barrier)	$10.20 (Settlement Amount)
	Total Payment	$10.80 (8.00% total return)

Since the Securities are called on the fourth observation date (which is approximately one year after the trade date and is the first observation date on which the Securities are callable), UBS will pay on the call settlement date a total of $10.20 per Security (reflecting your principal amount plus the applicable contingent coupon). When added to the contingent coupon payments of $0.60 received in respect of the prior observation dates, you will have received a total of $10.80, an 8.00% total return on the Securities. You will not receive any further payments on the Securities.

Example 2 — Securities are NOT Called and a Trigger Event Does Not Occur

Date	Closing Level	Payment (per Security)
First Observation Date	Underlying Index A: 1200.00 (at or above Coupon Barrier; below Initial Level) Underlying Index B: 2300.00 (at or above Coupon Barrier; below Initial Level)	$0.20 (Contingent Coupon)
Second Observation Date	Underlying Index A: 1605.00 (at or above Initial Level and Coupon Barrier) Underlying Index B: 2800.00 (at or above Initial Level and Coupon Barrier)	$0.20 (Contingent Coupon – Not Callable)
Third through Nineteenth Observation Dates	Underlying Index A: Various (all at or above Coupon Barrier; below Initial Level) Underlying Index B: Various (all below Coupon Barrier)	$0.00
Final Valuation Date	Underlying Index A: 1100.00 (at or above Coupon Barrier and Trigger Level; below Initial Level) Underlying Index B: 1900.00 (at or above Coupon Barrier and Trigger Level; below Initial Level)	$10.20 (Payment at Maturity)
	Total Payment	$10.60 (6.00% total return)

At maturity, UBS will pay a total of $10.20 per Security (reflecting your principal amount plus the applicable contingent coupon). When added to the contingent coupon payments of $0.40 received in respect of the prior observation dates, UBS will have paid a total of $10.60, a 6.00% total return on the Securities.

Example 3 — Securities are NOT Called and a Trigger Event Occurs

Date	Closing Level	Payment (per Security)
First Observation Date	Underlying Index A: 1100.00 (at or above Coupon Barrier; below Initial Level) Underlying Index B: 2400.00 (at or above Coupon Barrier; below Initial Level)	$0.20 (Contingent Coupon)
Second Observation Date	Underlying Index A: 1200.00 (at or above Coupon Barrier; below Initial Level) Underlying Index B: 2300.00 (at or above Coupon Barrier; below Initial Level)	$0.20 (Contingent Coupon)
Third through Nineteenth Observation Dates	Underlying Index A: Various (all at or above Coupon Barrier; below Initial Level) Underlying Index B: Various (all below Coupon Barrier)	$0.00
Final Valuation Date	Underlying Index A: 1605.00 (at or above Initial Level and Coupon Barrier) Underlying Index B: 1041.12 (below Coupon Barrier and Trigger Level)	$10.00 + [$10.00 × Underlying Return of Least Performing Underlying Index] = $10.00 + [$10.00 × -60%] = $10.00 - $6.00 = $4.00 (Payment at Maturity)
	Total Payment	$4.40 (-56.00% total return)

Since the Securities are not called and the final level of underlying index B is below its trigger level, a trigger event occurs. Therefore, you will be exposed to the negative return of the least performing underlying index and at maturity UBS will pay you $4.00 per Security. When added to the contingent coupon payments of $0.40 received in respect of prior observation dates, UBS will have paid you $4.40 per Security for a loss on the Securities of 56.00%.

We make no representation or warranty as to which of the underlying indices will be the least performing underlying index for the purposes of calculating your actual payment at maturity.

The Securities differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If the Securities are not called on any observation date, you may lose some or all of your initial investment. Specifically, if the Securities are not called and a trigger event occurs, you will lose 1% (or a fraction thereof) of your principal amount for each 1% (or a fraction thereof) that the underlying return of the least performing underlying index is less than zero.

The Securities will not pay a contingent coupon if any one underlying index is below its respective coupon barrier on an observation date. The Securities will not be subject to an automatic call if any one underlying index is below its respective initial level on an observation date.

Any payment on the Securities, including payments in respect of an automatic call, contingent coupon or any repayment of principal provided at maturity, is dependent on the ability of UBS to satisfy its obligations when they come due. If UBS is unable to meet its obligations, you may not receive any amounts due to you under the Securities.

EURO STOXX 50® Index

We have derived all information contained in this pricing supplement regarding the EURO STOXX 50® Index, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by STOXX Limited. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the EURO STOXX 50® Index.

STOXX Limited has no obligation to continue to publish the EURO STOXX 50® Index, and may discontinue publication of the EURO STOXX 50® Index at any time. The EURO STOXX 50® Index is determined, comprised and calculated by STOXX Limited without regard to the Securities.

The EURO STOXX 50® Index covers 50 stocks of market sector leaders mainly from 12 Eurozone countries: Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. The EURO STOXX 50® Index captures approximately 60% of the free float market capitalization of the EURO STOXX Total Market Index (TMI) Index (the “EURO STOXX TMI”). The EURO STOXX 50® Index is defined as all components of the 19 EURO STOXX Supersector indices. The EURO STOXX Supersector indices represent the Eurozone portion of the STOXX 600 Supersector indices, which indices contain the 600 largest stocks traded on the major exchanges of 18 European countries. The EURO STOXX 50® Index is weighted by free-float market capitalization. Each component’s weight is capped at 10% of the EURO STOXX 50® Index’s total free-float market capitalization.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the EURO STOXX 50® Index.

Historical Information

The following table sets forth the quarterly high and low closing levels for the EURO STOXX 50® Index, based on the daily closing level as reported by Bloomberg Professional® Service (“Bloomberg”), without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of the EURO STOXX 50® Index on June 26, 2013 was 2,602.81. Past performance of the EURO STOXX 50® Index is not indicative of the future performance of the EURO STOXX 50® Index.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2009	3/31/2009	2,578.43	1,809.98	2,071.13
4/1/2009	6/30/2009	2,537.35	2,097.57	2,401.69
7/1/2009	9/30/2009	2,899.12	2,281.47	2,872.63
10/1/2009	12/31/2009	2,992.08	2,712.30	2,964.96
1/4/2010	3/31/2010	3,017.85	2,631.64	2,931.16
4/1/2010	6/30/2010	3,012.65	2,488.50	2,573.32
7/1/2010	9/30/2010	2,827.27	2,507.83	2,747.90
10/1/2010	12/31/2010	2,890.64	2,650.99	2,792.82
1/3/2011	3/31/2011	3,068.00	2,721.24	2,910.91
4/1/2011	6/30/2011	3,011.25	2,715.88	2,848.53
7/1/2011	9/30/2011	2,875.67	1,995.01	2,179.66
10/3/2011	12/30/2011	2,476.92	2,090.25	2,316.55
1/3/2012	3/30/2012	2,608.42	2,286.45	2,477.28
4/2/2012	6/30/2012	2,501.18	2,068.66	2,264.72
7/2/2012	9/28/2012	2,594.56	2,151.54	2,454.26
10/1/2012	12/31/2012	2,659.95	2,427.32	2,635.93
1/2/2013	3/28/2013	2,749.27	2,570.52	2,624.02
4/1/2013*	6/26/2013*	2,835.87	2,553.49	2,602.81

*	As of the date of this pricing supplement, available information for the second calendar quarter of 2013 includes data for the period from April 1, 2013 through June 26, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2013.

The graph below illustrates the performance of the EURO STOXX 50® Index from January 3, 2000 through June 26, 2013, based on information from Bloomberg. The dotted line represents the trigger level and coupon barrier of 1,665.80, which is equal to 64.00% of the closing level on June 26, 2013. Past performance of the EURO STOXX 50® Index is not indicative of the future performance of the EURO STOXX 50® Index.

S&P 500® Index

We have derived all information contained in this pricing supplement regarding the S&P 500® Index, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. (“S&P”). UBS has not conducted any independent review or due diligence of any publicly available information with respect to the S&P 500® Index.

S&P has no obligation to continue to publish the S&P 500® Index, and may discontinue publication of the S&P 500® Index at any time. The S&P 500® Index is determined, comprised and calculated by S&P without regard to the Securities.

The S&P 500® Index is published by S&P. As discussed more fully in the index supplement under the heading “Underlying Indices and Underlying Index Publishers — S&P 500® Index”, the S&P 500® Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the S&P 500® Index is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Ten main groups of companies comprise the S&P 500® Index, with the number of companies included in each group as of March 28, 2013 indicated below: Consumer Discretionary (82); Consumer Staples (42); Energy (43); Financials (81); Health Care (53); Industrials (60); Information Technology (70); Materials (30); Telecommunications Services (8) and Utilities (31).

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the S&P 500® Index.

Historical Information

The following table sets forth the quarterly high and low closing levels for the S&P 500® Index, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of the S&P 500® Index on June 26, 2013 was 1,603.26. Past performance of the S&P 500® Index is not indicative of the future performance of the S&P 500® Index.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2009	3/31/2009	934.70	676.53	797.87
4/1/2009	6/30/2009	946.21	811.08	919.32
7/1/2009	9/30/2009	1,071.66	879.13	1,057.08
10/1/2009	12/31/2009	1,127.78	1,025.21	1,115.10
1/4/2010	3/31/2010	1,174.17	1,056.74	1,169.43
4/1/2010	6/30/2010	1,217.28	1,030.71	1,030.71
7/1/2010	9/30/2010	1,148.67	1,022.58	1,141.20
10/1/2010	12/31/2010	1,259.78	1,137.03	1,257.64
1/3/2011	3/31/2011	1,343.01	1,256.88	1,325.83
4/1/2011	6/30/2011	1,363.61	1,265.42	1,320.64
7/1/2011	9/30/2011	1,353.22	1,119.46	1,131.42
10/3/2011	12/30/2011	1,285.09	1,099.23	1,257.60
1/3/2012	3/30/2012	1,416.51	1,277.06	1,408.47
4/2/2012	6/30/2012	1,419.04	1,278.04	1,362.16
7/2/2012	9/28/2012	1,465.77	1,334.76	1,440.67
10/1/2012	12/31/2012	1,461.40	1,353.33	1,426.19
1/2/2013	3/28/2013	1,569.19	1,457.15	1,569.19
4/1/2013*	6/26/2013*	1,669.16	1,541.61	1,603.26

*	As of the date of this pricing supplement, available information for the second calendar quarter of 2013 includes data for the period from April 1, 2013 through June 26, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2013.

The graph below illustrates the performance of the S&P 500® Index from January 3, 2000 through June 26, 2013, based on information from Bloomberg. The dotted line represents the trigger level and coupon barrier of 1,026.09, which is equal to 64.00% of the closing level on June 26, 2013. Past performance of the S&P 500® Index is not indicative of the future performance of the S&P 500® Index.

What Are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-39 of the Trigger Phoenix Autocallable Optimization Securities product supplement and to discuss the tax consequences of your particular situation with your tax advisor.

Pursuant to the terms of the Securities, UBS and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize the Securities as a pre-paid derivative contract with respect to the underlying indices. If your Securities are so treated, you should generally recognize capital gain or loss upon the sale, automatic call, redemption or maturity of your Securities in an amount equal to the difference between the amount you receive at such time (other than amounts attributable to a contingent coupon, which would be taxable as ordinary income as described below) and the amount you paid for your Securities. Such gain or loss should generally be long term capital gain or loss if you have held your Securities for more than one year. In addition, any contingent coupon that is paid by UBS including on the maturity date or upon automatic call should be included in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.

Unless otherwise specified in this pricing supplement, in the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations — Alternative Treatments” beginning on page PS-41 of the Trigger Phoenix Autocallable Optimization Securities product supplement including possible treatment as a “constructive ownership transaction” subject to the constructive ownership rules of Section 1260 of the Code, as described in such product supplement. The risk that the Securities may be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash) and short-term capital gain or loss (even if held for more than one year), is higher than with other index-linked securities that do not guarantee full repayment of principal.

In addition, in 2007 the U.S. Treasury Department and the Internal Revenue Service released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which might include the Securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any U.S. Treasury Department regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice. Non-US Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of investing in the Securities, including the possible application of 30% U.S. withholding tax in respect to the coupons.

Medicare Tax on Net Investment Income. Beginning in 2013, U.S. holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% Medicare tax on all or a portion of their “net investment income,” which may include any gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Under recently enacted legislation, individuals that own “specified foreign financial assets” in excess of an applicable threshold may be required to file information with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Securities.

Non-U.S. Holders. The U.S. federal income tax treatment of the contingent payments is unclear. We currently do not intend to withhold any tax on any contingent payments made to a Non-U.S. Holder that provides us with a fully completed and validly executed applicable Internal revenue Service (“IRS”) Form W-8. However, it is possible that the Internal Revenue Service could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treat). We will not pay any additional amounts in respect of such withholding.

Section 871(m) of the Internal Revenue Code of 1986, as amended, requires withholding (up to 30%, depending on the applicable treaty) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S. — source dividends. Under proposed U.S. Treasury Department regulations, certain payments or deemed payments that are contingent upon or determined by reference to U.S. -source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the Securities, may be treated as dividend equivalents. If enacted in their current form, the regulations may impose a withholding tax on payments or deemed payments made on the Securities on or after January 1, 2014 that are treated as dividend equivalents. In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld. Further, Non-U.S. Holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the Securities in order to minimize or avoid U.S. withholding taxes.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e, certain U.S. -source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest of dividends) and “pass-thru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final U.S. Treasury Department regulations published in the Federal Register on January 28, 2013, the withholding and reporting requirements will generally apply to certain withholdable payments made after December 31, 2013, certain gross proceeds on sale or disposition occurring after December 31, 2016, and certain pass-thru payments made after December 31, 2016. This withholding tax would not be imposed on withholdable payments pursuant to obligations that are outstanding on January 1, 2014 (and are not materially modified after December 31, 2013) or to pass-thru payments pursuant to obligations that are outstanding six months after final regulations regarding such payments become effective (and such obligations are not subsequently modified in a material manner). If, however, withholding is required as a result of future guidance, we (and any paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are not currently clear and the above description is based on U.S. Treasury Department regulations and interim guidance. Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions under the FATCA rules.

Proposed Legislation.

Moreover, the House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Securities to be marked to market on an annual basis with the all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Market (if any)

We have agreed to sell to UBS Financial Services Inc. and certain of its affiliates, together the “Agents,” and the Agents have agreed to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of this pricing supplement, the document filed pursuant to Rule 424(b) containing the final pricing terms of the Securities.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Securities in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC or any affiliates’ customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Securities immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 8 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 7 and 8 of this pricing supplement.

Structured Product Categorization

To help investors identify appropriate Structured Products (“Structured Products”), UBS organizes its Structured Products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Securities are classified by UBS as an Optimization Strategy for this purpose. The description below is intended to describe generally the four categories of Structured Products and the types of principal repayment features that may be offered on those products. This description should not be relied upon as a description of any particular Structured Product.

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Protection Strategies are structured to complement and provide the potential to outperform traditional fixed income instruments. These Structured Products are generally designed for investors with low to moderate risk tolerances.

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Optimization Strategies provide the opportunity to enhance market returns or yields and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.

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Performance Strategies provide efficient access to markets and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.

♦	Leverage Strategies provide leveraged exposure to the performance of an underlying asset. These Structured Products are generally designed for investors with high risk tolerances.

In order to benefit from any type of principal repayment feature, investors must hold the Securities to maturity.

Classification of Structured Products into categories is for informational purposes only and is not intended to guarantee particular results or performance.